Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zayo Group Holdings, Inc.:

We consent to the use of our reports dated August 21, 2017, with respect to the consolidated balance sheets of Zayo Group Holdings, Inc. and subsidiaries (the Company) as of June 30, 2017 and 2016, and the related consolidated statements of operations, comprehensive income/(loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2017, and the effectiveness of internal control over financial reporting as of June 30, 2017,  incorporated by reference in this registration statement on Form S-3 and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated August 21, 2017, on the effectiveness of internal control over financial reporting as of June 30, 2017, contains an explanatory paragraph that states the Company acquired Electric Lightwave during the year ended June 30, 2017, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of June 30, 2017 Electric Lightwave’s internal control over financial reporting associated with total assets of $562.0 million and total revenues of $169.6 million included in the consolidated financial statements of the Company as of and for the year ended June 30, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Electric Lightwave.

/s/ KPMG LLP

Denver, Colorado

November 14, 2017